China Shengda Packaging Group Inc. Announces One-for-Five Reverse Stock Split

HANGZHOU, CHINA, May 18, 2015 – China Shengda Packaging Group Inc. (NASDAQ: CPGI) (“Shengda” or the “Company”), a leading Chinese paper packaging company, announced today that it has filed a Certificate of Change pursuant to Section 78.209 of the Nevada Revised Statutes with the Nevada Secretary of State to effect a one (1) -for- five (5) reverse stock split (“Reverse Split”) of the authorized and issued and outstanding common stock, par value $0.001 per share (“Common Stock”). The Reverse Split will be effective at 4:30pm Eastern Standard Time on May 18, 2015, and the Company’s Common Stock will begin trading on the Nasdaq Capital Market (“Nasdaq”) on a split-adjusted basis at the market opening on May 19, 2015. The Company’s Common Stock will continue to trade on Nasdaq under the symbol “CPGI” but with a new CUSIP number 16950v 206.

As a result of the Reverse Split, every five issued and outstanding shares of the Company’s Common Stock will automatically be combined into one issued and outstanding share. This will reduce the total number of issued and outstanding shares of Common Stock from 38,790,811 to approximately 7.76 million, and the Company’s authorized shares of Common Stock from 190,000,000 to 38,000,000. No fractional shares will be issued, and no cash or other consideration will be paid. All fractional shares created by the Reverse Split will be rounded up to the nearest whole share.

The Reverse Split is intended to increase the per share trading price of the Company’s Common Stock to satisfy the $1.00 minimum bid price requirement for continued listing on the Nasdaq.

For further information regarding the reverse stock split, please refer to the Company’s Form 8-K to be filed with the Securities and Exchange Commission and available on the SEC website at http://www.sec.gov following effectiveness of the Reverse Split.

About China Shengda Packaging Group Inc.

China Shengda Packaging Group Inc. is a leading paper packaging company in China. It is principally engaged in design, manufacturing and sale of flexo-printed and color-printed corrugated paper cartons in a variety of sizes and strengths. It also manufactures corrugating medium paper and corrugated paperboards, which are used for the production of flexo-printed and color-printed cartons. The Company provides paper packaging solutions to a wide variety of industries, including food, beverage, cigarette, household appliance, consumer electronics, pharmaceuticals, chemicals, machinery and other consumer and industrial sectors in China.

Safe Harbor Statements

This press release may contain forward-looking statements. Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to reach full production capacity of the new paper mill, the ability to access capital for expansion and continued investment in R&D, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in profit margins of principal product and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Company Contact:
China Shengda Packaging Group Inc.
Cindy Hu, Board Secretary
Tel: +86-571 8283 8770
E-mail: cindy.hu@cnpti.com
Website: http://www.cnpti.com

Investor Relations Contact:
Weitian Group LLC
Tina Xiao
Tel: +1-917-609-0333
Email: tina.xiao@weitian-ir.com